CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND OTHER RIGHTS AND QUALIFICATIONS OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                                 SEGMENTZ, INC.

      Pursuant to Section 151 of the General Corporation Law of the State of Delaware the undersigned Chief Operating Officer of Segmentz, Inc. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that pursuant to the authority contained in the Corporation's Certificate of Incorporation and in accordance with the provisions of the resolution creating a series of the class of the Corporation's authorized Preferred Stock designated as Series B Convertible Preferred Stock:

      FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance of 40,000,000 shares of common stock, par value $0.001 per share (the "Common Stock") and 10,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), and further, authorize the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

      SECOND: By unanimous written consent of the Board of Directors of the Corporation dated May 15, 2003, the Board of Directors designated Four Hundred Twenty-Six Thousand Eight Hundred Ninety-Eight (426,898) shares of the Preferred Stock as Series B Convertible Preferred Stock. The designations, powers, preferences and rights, and the qualifications, limitations or restrictions hereof, in respect of the Series B Convertible Preferred Stock shall be as hereinafter described.

      Accordingly, Article IV of the Certificate of Incorporation of this Corporation is amended to include the following:

                      Series B Convertible Preferred Stock

      1. Designations and Amounts. The designation of this series, which consists of Four Hundred Twenty-Six Thousand Eight Hundred Ninety-Eight (426,898) shares of Preferred Stock, is the Series B Convertible Preferred Stock (the "Series B Preferred Stock"). The "Stated Value" of the Series B Preferred Stock shall be $1.00 per share.

      2. Dividends. Shares of Series B Preferred Stock shall not accrue any dividend.

      3. Rank. The Series B Preferred Stock shall rank: (i) junior to any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series B Preferred Stock, including the Series A Convertible Preferred Stock (collectively the "Senior Securities"); (ii) prior to all of the Corporation's Common Stock; (iii) prior to any other series of preferred stock or any class or series of capital stock of the corporation hereafter created not specifically ranking by its terms senior to or on parity with the Series B Preferred Stock (collectively with the Common Stock the "Junior Securities"); and (iv) on parity with the Series B Preferred Stock and any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock (the "Parity Securities"), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.


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

      4. Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series B Preferred Stock shall be entitled to receive, before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart for the holders of Junior Securities, an amount in cash equal to the Stated Value per share (subject to adjustment in the event of stock splits, combinations or similar events) plus an amount equal to any accrued and unpaid dividends. If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series B Preferred Stock and any Parity Securities shall be insufficient to permit payment in full to the holders of the Series B Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series B Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon Liquidation bears to the aggregate amount required to be distributed, but for the provisions of this sentence, on all shares of the Series B Preferred Stock and of such Parity Securities, if any.

      For purposes of this Section 4, (i) a merger or consolidation, (ii) a sale of all or substantially all of the assets of the Corporation or (iii) an acquisition of fifty (50%) percent or more of the voting power or equity interests of the Corporation by a single person or "group" (as determined in accordance with Section 13(d) of the Securities and Exchange Act of 1934, as amended) shall be considered a Liquidation, provided that a transaction described in subclause (i) above shall not be considered a Liquidation if the holders of the Series B Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series B Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the surviving Corporation immediately thereafter. Such provision may be waived in writing by the holders of a majority of the then outstanding shares of Series B Preferred Stock.

      5. Voting Rights. In addition to any voting rights provided under the laws of the State of Delaware, the Series B Preferred Stock shall vote together with the Common Stock on all actions to be voted on by the stockholders of the Corporation. Each share of Series B Preferred Stock shall entitle the record holder thereof to that number of votes equal to the number of shares of Common Stock into which the share of Series B Preferred Stock is then convertible.

      6. Holder Conversion Rights. The holders of the Series B Preferred Stock shall have the following rights with respect to the conversion of the Series B Preferred Stock into shares of Common Stock.


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

            A. General. The Series B Preferred Stock is convertible at the holder's option, based on a Stated Value of $1.00 per share, into Common Stock at the greater of (i) the per share of Common Stock at which shares of Common Stock were last sold by the Corporation in either a private or public offering, or (ii) the average closing bid price of the Common Stock for the five trading days prior to the Conversion Date (as defined below), subject to adjustment as provided hereinafter (the "Conversion Ratio").

            B. Adjustments to Conversion Ratio. In the event the Corporation shall (i) make or issue a dividend or other distribution payable in Common Stock; (ii) subdivide outstanding shares of Common Stock into a larger number of shares; or (iii) combine outstanding shares of Common Stock into a smaller number of shares, the Conversion Ratio shall be adjusted appropriately by the Corporation's Board of Directors.

            C. Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 6), then in each such event, the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock might have been converted immediately prior to such capital reorganization, reclassification or other change.

            D. Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Conversion Ratio, the Corporation at its expense will furnish each holder of Series B Preferred Stock with a certificate, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

            E. Exercise of Conversion. To exercise a conversion, a holder of Series B Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to effect a conversion of such shares. The certificate or certificates for shares of Series B Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series B Preferred Stock being converted, shall be the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series B Preferred Stock being converted or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B Preferred Stock in accordance with the provision of this
Section 6. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series B Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. The Corporation shall pay any taxes payable with respect to the issuance of Common Stock upon conversion of the Series B Preferred Stock, other than any taxes payable with respect to income by the holders thereof.


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

            F. Partial Conversion. In the event of the conversion of some but not all of the shares of Series B Preferred Stock represented by a certificate or certificates surrendered, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series B Preferred Stock which were not converted.

            G. Reservation of Common Stock. The Corporation shall at all times use its best efforts and reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            H. Payment of Dividends on Conversion. Upon the conversion of shares of Series B Preferred Stock, any and all accumulated and unpaid dividends with respect to the shares of Series B Preferred Stock so converted shall be immediately paid either in shares of Common Stock or cash legally available therefore.

      7. Redemption. The Corporation shall have no redemption rights with respect to the Series B Preferred Stock.

      8. Consolidation, Merger, Exchange, Etc. In case the Corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, money and/or any other property, then in any such case the Series B Preferred Stock shall at the same time be similarly exchanged or changed into preferred shares of the surviving entity providing the holders of such preferred shares with (to the extent possible) the same relative rights and preferences as the Series B Preferred Stock.

      9. Reissuance of Certificates. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares, which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of the Series B Preferred Stock accordingly.

      10. Designation of Additional Series. The Board of Directors of the Corporation shall have the right to designate other shares of Preferred Stock having dividend, liquidation, or other preferences equal to, subsequent to or prior to the rights of holders of the Series B Preferred Stock. Such preferences shall be determined in the resolutions creating such subsequent series.


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

      11. Vote to Change the Terms of Series B Convertible Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than fifty percent (50%) of the then outstanding Series B Preferred Stock, shall be required for any change to these Articles of Amendment or the Corporation's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series B Convertible Stock.

      12. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Series B Preferred Stock Certificates, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Series B Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date.

      13. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation covenants to each holder of Series B Preferred Stock that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof).

      14. Specific Shall Not Limit General; Construction. No specific provision contained this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Corporation and all Buyers and shall not be construed against any person as the drafter hereof.

      15. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series B Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its Chief Operating Officer this May 15, 2002.

                                        SEGMENTZ, INC.


                                        By:
                                           -------------------------------------


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